Exhibit (a)(1)

LVB ACQUISITION, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING RESTRICTED STOCK UNITS

FOR RESTRICTED STOCK UNITS

July 2, 2012

THIS OFFER TO EXCHANGE AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE

AT 6:00 P.M. EASTERN DAYLIGHT TIME (“EDT”), ON JULY 30, 2012,

UNLESS THE OFFER IS EXTENDED

LVB Acquisition, Inc., a Delaware corporation (the “Company,” “our,” “us” or “we”), is offering eligible employees the opportunity to exchange certain outstanding restricted stock units (“RSUs”) as consideration for a number of new RSUs to be granted under the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (as amended, the “2012 Plan”). The new RSUs will be granted on the first business day following the completion date of this offer, with a deemed grant date for vesting purposes of January 1, 2012. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Restricted Stock Units for Restricted Stock Units, which we refer to as the “Offer.”

RSUs eligible for exchange, or eligible RSUs, are those RSUs, whether vested or unvested, granted pursuant to the LVB Acquisition, Inc. Restricted Stock Unit Plan.

You are eligible to participate in the Offer if you meet all of the following requirements:

•	You are an active employee on the commencement date,

•	You remain an active employee through the completion date, with certain exceptions for death and disability, and

•	You have at least one eligible RSU as of the commencement of the Offer.

The outstanding RSUs that you hold under the LVB Acquisition Inc., Restricted Stock Unit Plan give you the right, when vested, to receive shares of our common stock upon settlement of those RSUs.

If you are an eligible employee and choose to participate in the Offer and surrender eligible RSUs for exchange and as consideration, and if we accept your surrendered eligible RSUs, you will receive the number of RSUs set forth on your Individual Exchange Schedule. If the offer is closed, you will receive at least one new RSU for each eligible RSU you hold.

If you are eligible to participate in the Offer, you must elect to exchange either all or none of your RSUs. No partial exchanges of your eligible RSUs will be permitted. All eligible RSUs that are properly surrendered in the exchange and accepted by us as consideration for exchange pursuant to this offer will be cancelled as of the completion date of this offer, and RSUs elected for exchange will no longer be outstanding after that time. The new RSUs will be granted in exchange for the surrendered RSUs on the first business day following the completion date of this offer, with a grant date for vesting purposes deemed to be January 1, 2012. To the extent your current RSUs have satisfied the time-based vesting component of the currently applicable vesting terms, the time-based vesting component of the corresponding new time-based RSUs will also be deemed satisfied. RSUs that are not vested as of the completion date shall be exchanged for new RSUs that are also subject to vesting conditions. Such vesting conditions may differ from the conditions of the exchanged RSUs. You will receive an Individual Exchange Schedule that will breakout the precise vesting schedule that would apply to your new RSUs if you choose to participate in the Offer.

The new RSUs granted in the Offer will be governed by the terms and conditions of the 2012 Plan and the Restricted Stock Unit Grant Agreement. New RSUs granted in the Offer, to the extent unvested on the date of grant, will only vest if the holder remains an active employee of the Company or one of its affiliates. New RSUs that are not vested at the time of an employee’s termination of employment will be forfeited, with certain exceptions following a change in control of the Company.

If you choose not to participate in the Offer, you will continue to hold your eligible RSUs on the same terms and conditions and pursuant to the LVB Acquisition, Inc. Restricted Stock Unit Plan and applicable award agreements under which they were originally granted.

Although our board of directors has approved this offer, neither we nor our board of directors (the “Board”) will make any recommendation as to whether you should exchange, or refrain from exchanging, your eligible RSUs as consideration for new RSUs in the Offer. You must make your own decision regarding whether to surrender your eligible RSUs for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this offer.

This offer is not conditioned upon a minimum total number of RSUs being elected for exchange. This offer is subject to certain conditions which we describe under Section 7 of this Offer, “Conditions of the Offer,” and the terms and conditions described in this offer.

Please see the section entitled “Risks of Participating in the Offer” in this Offer for a discussion of risks and uncertainties that you should consider before surrendering your eligible RSUs for exchange in the Offer.

If you wish to participate in this offer, you must complete and submit the Election Form via U.S. mail, interoffice mail or hand-delivery to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

All Election Forms must be received by the Company before 6:00 p.m. EDT on July 30, 2012 (or such later time and date as may apply if the Offer is extended). Election Forms that are received after the deadline will not be accepted. In order to submit the Election Form, you will be required to acknowledge your agreement to all of the terms and conditions of the Offer as set forth in the offer documents.

You should direct questions about this offer and requests for additional copies of this Offer and the other offer documents to Shelley Horn, Legal Assistant, Biomet, Inc. ((574) 372-1542) or Jody Gale, Vice President & Associate General Counsel, Biomet, Inc. ((574) 371-3026).

IMPORTANT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY’S BEHALF AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR RSUS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH THE COMPANY HAS REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS REFERRED TO IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF THE COMPANY OR A SUBSIDIARY OF THE COMPANY OR TO AFFECT YOUR EMPLOYER’S RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. EXCEPT AS OTHERWISE PROVIDED UNDER APPLICABLE LAW AND/OR ANY EMPLOYMENT AGREEMENT BETWEEN YOU AND YOUR EMPLOYER, THE EMPLOYMENT RELATIONSHIP BETWEEN THE COMPANY AND EACH EMPLOYEE REMAINS “AT WILL.”

THE COMPANY RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2012 PLAN AT ANY TIME, AND THE GRANT OF ANY AWARDS UNDER THE 2012 PLAN AND THIS OFFER DO NOT IN ANY WAY OBLIGATE THE COMPANY TO GRANT ADDITIONAL RSUS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER IN THE FUTURE. THE GRANT OF ANY RSUS UNDER THE 2012 PLAN AND THIS OFFER AND ARE NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING RESTRICTED STOCK UNITS

FOR RESTRICTED STOCK UNITS

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about the Offer. You should read carefully this Summary Term Sheet—Questions and Answers and the entire Offer, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in the Offer. The Offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Summary Term Sheet—Questions and Answers is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the Offer and the other related documents referenced in the Offer. Where appropriate, we have included in this Summary Term Sheet—Questions and Answers references to relevant sections in the Offer to help you find more complete information with respect to these topics. Please review this Summary Term Sheet—Questions and Answers and the Offer to ensure that you are making an informed decision regarding your participation in the exchange.

Q20.	How do I decide whether I should participate in the Offer?	24
Q21.	Is the Company making any recommendation as to whether I should exchange my eligible RSUs?	24
Q22.	What if I am on an authorized leave of absence?	25
Q23.	How will I know if my election form or my notice of withdrawal has been received?	25
Q24.	What will happen if I do not submit my election form by the deadline?	25
Exchanged RSUs
Q25.	When will my exchanged RSUs be cancelled?	25
Q26.	Will I be required to give up all of my rights under the exchanged RSUs?	25
Q27.	After I have elected to exchange eligible RSUs, is there anything I must do to receive new RSUs after the completion date?	26
Tax Consequences
Q28.	Will I owe taxes if I participate in the Offer?	26
Q29.	Will the tax treatment of my RSUs change if I participate in the Offer?	26
RSUs Not Exchanged
Q30.	What happens to my eligible RSU grants if I choose not to participate or my eligible RSUs are not accepted for exchange?	27
Q31.	May I change my mind and withdraw from the Offer?	27
Q32.	What if I withdraw my election and then decide again that I want to participate in the Offer?	27
Q33.	If the Company extends or changes the Offer, how will you notify me?	27
Changes to the Offer and Conditions to the Exchange
Q34.	Are there any conditions to the Offer?	28
Q35.	What if the Company is acquired by another company?	28
Availability of Additional Information
Q36.	Whom can I contact if I have questions about the Offer, or if I need additional copies of employees communications issued to date?	28

Background Information

Q1.	Why is the Company offering the Offer?

We believe that stock-based awards are a significant component of our key employees’ total incentive benefits, provide motivation to create long-term shareholder value, and are an important tool in retaining our best employees. However, due to a combination of the decline of the fair market value of our common stock due principally to challenging market conditions in the medical device industry and the resulting delay in the expected timing of financial performance measures favorable to an eventual IPO or other liquidity event, the occurrence of such a liquidity event being necessary in order for the restricted stock units now held by our employees to vest, many of our employees now hold restricted stock units that may not vest in the next four years. We believe that many employees view such RSUs as having limited value.

In addition, the market for key employees remains extremely competitive notwithstanding the current economic turmoil. As a result, for many employees, these RSUs are ineffective at providing the incentives and retention value that we believe are necessary to motivate and retain our employees.

See also: Section 3 of the Offer

Q2. What are some key terms used in the Offer?

Here are some key terms used when describing the Offer:

active employee	An employee of the Company or the Company’s affiliates. An employee is not an “active employee” if he or she (i) has provided the Company a notice of resignation or (ii) has received a notice of termination of employment from the Company or one of the Company’s affiliates.

commencement date	July 2, 2012, the date the Offer offering period opens.

completion date	The date and time the offering period ends. The completion date is expected to be July 30, 2012, at 6:00 p.m. Eastern Daylight Time (EDT), but is subject to change. The Company may extend the offering period and delay the completion date in its sole discretion.

cumulative MoM	The amount of cash received by the majority stockholder in all sales or public offerings of the Company’s stock to date, over the amount the Majority Stockholders originally paid for the stock sold in such sales or public offerings.

eligible employees	Active employees as of the commencement date who remain active employees through the completion date, unless their termination of employment is due to death or disability after the commencement date.

election form	The form provided to eligible employees that must be signed and submitted to the Company no later than 6:00 p.m. EDT on the completion date in order to participate in the Offer.

eligible RSU	A currently outstanding restricted stock unit grant that was made pursuant to the LVB Acquisition, Inc. Restricted Stock Unit Plan.

exchanged RSUs	Eligible RSUs that, as of the completion date, eligible employees elect to exchange as consideration for new RSUs in the Offer.

grant date	The date an equity award, such as a restricted stock unit, is granted.

Individual Exchange Schedule	A schedule to be provided to you indicating the restricted stock units that are eligible for the Offer (i.e., the eligible RSUs) and the number of new RSUs you will receive if you elect to participate in the Offer

individual MoM	The amount of cash received by the majority stockholder in a sale or a public offering of the Company’s stock, over the amount the Majority Stockholders originally paid for the stock sold in such sale or public offering.

executive officers	The executive officers of the Company listed on Schedule A of the Offer.

majority stockholder	Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

Management Stockholders’ Agreement	The LVB Acquisition, Inc. Management Stockholders’ Agreement, as amended from time to time, or such other stockholders’ agreement as may be entered into between the Company and any participant.

new RSUs	New RSUs that are granted to eligible employees who choose to participate in the Offer in exchange for the cancellation of their eligible RSUs.

Offer	The legal document entitled “Offer to Exchange Certain Outstanding Restricted Stock Units for Restricted Stock Units.” The Offer contains the terms and conditions of the Offer and may be amended and supplemented from time to time.

offering period	The period between the commencement date and the completion date, during which eligible employees can choose to exchange eligible RSUs in the Offer. Currently, the offering period is July 2, 2012 through 6:00 p.m. EDT on July 30, 2012 but is subject to change. The Company may extend the offering period and delay the completion date in its sole discretion.

performance-based RSU	An RSU that vests upon the achievement of a designated MoM or other performance condition (as set forth in the RSU grant agreement), subject to your continuous employment with the Company on the vesting date.

restricted stock unit (RSU)	An equity award granted under the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, in the case of new RSUs, or the LVB Restricted Stock Unit Plan, in the case of eligible RSUs, representing the right to receive shares of the Company’s common stock in the future; however, that right is “restricted” until the vesting criteria and other terms and conditions set forth in the relevant agreements and governing equity plan documents are satisfied.

SEC	The United States Securities and Exchange Commission.

time-based RSU	An RSU that satisfies specified time-based conditions on specified dates (as set forth in the RSU grant agreement), subject to your continuous employment with the Company on the applicable vesting date and fully vests and settles upon the earlier of a change of control, an initial public offering within six year of the grant date or the termination by reason of death or disability, or certain terminations in connection with a change of control.

vesting date	The date on which a portion of your restricted stock unit grant vests.

Eligibility

Q3. Who is eligible to participate in the Offer?

You will be eligible to participate in the Offer if:

•	You are an active employee on the commencement date,

•	You remain an active employee through the completion date, with certain exceptions for death and disability, and

•	You have at least one eligible RSU.

See also: Section 1 of the Offer

Q4. Which RSUs are eligible for the Offer?

If you are eligible to participate in the Offer, you will receive a schedule (“Individual Exchange Schedule”) from the Company indicating the RSUs you currently hold which are eligible for the program, and the number of RSUs to which you will be entitled if you elect to exchange the RSUs. All RSUs granted pursuant to the LVB Acquisition, Inc. Restricted Stock Unit Plan will be eligible.

See also: Section 1 of the Offer

Terms of Conditions of the Exchange and the New RSUs

Q5. What are the conditions of the Offer?

The Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer and which are more fully described in Section 7, Conditions of the Offer. The Offer is not conditioned upon a minimum number of eligible RSUs being surrendered for exchange or a minimum number of eligible employees participating. If any of the events described in Section 7 occur, we may terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

Q6. How many new RSUs will I receive for the eligible RSUs that I exchange?

If you are eligible to participate in the Offer, your Individual Exchange Schedule will indicate how many new RSUs you are eligible to receive in exchange for your eligible RSUs. You will receive at least the same number in the aggregate of new RSUs as your eligible RSUs.

You will be required to elect to exchange all or none of your RSUs. You will not be permitted to elect to exchange only a portion of your RSUs.

See also: Section 2 of the Offer

Q7. Will the terms and conditions of my new RSUs be the same as my exchanged RSUs?

No. Some of the terms and conditions of your new RSUs will be different from the exchanged RSUs. The vesting schedule, performance conditions and settlement of the new RSUs will be different from the vesting schedule, performance conditions and settlement of the exchanged RSUs. Exchanged RSUs vested upon a liquidity event of the Company, subject to a time-based vesting requirement and the holder’s continued employment through the liquidity event, and all unvested RSUs would vest in full on May 31, 2016, subject to the holder’s continued employment with the Company through such date. New RSUs will be granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged RSUs, new RSUs will not vest in full on May 31, 2016 regardless of satisfaction of the vesting conditions. In addition, following your termination of employment with the Company, new RSUs, whether vested or unvested, will be forfeited if you provide services to any competitor of the Company.

In addition, participants holding new RSUs will also receive new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each time-based RSU. Vested management dividend awards will be paid by cash distributions promptly following each anniversary of the grant date until the earlier of an initial public offering of the Company or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited.

New RSUs will be granted under the Company’s 2012 Restricted Stock Unit Plan and will be subject to a Restricted Stock Unit Grant Agreement. Copies of the Company’s 2012 Restricted Stock Unit Plan and Restricted Stock Unit Grant Agreement are exhibits to a document the Company filed with the SEC called a “Schedule TO,” which is available at the SEC website at www.sec.gov.

See also: Answers to Question 10, “When will my new RSU awards vest?”, Question 28, “Will I owe taxes if I participate in the Offer?” and Question 11 “When will my new RSUs be settled?” of this Summary Term Sheet—Questions and Answers and Section 9 of the Offer

Q8. If I elect to participate and surrender my RSUs, when will I receive my new RSUs?

The new RSUs will be issued the first business day following the completion date, with a deemed grant date for purposes of calculating a vesting date of January 1, 2012. If the offering period is extended, the completion date and the grant of the new RSUs will be correspondingly delayed. Please note that it may take a several days from the completion date for you to receive your restricted stock unit grant agreement. You will receive the shares of the Company common stock subject to your new RSUs if and when your new RSUs vest and subsequently settle.

See Also: Answer to Question 10, “When will my new RSU awards vest?” of this Summary Term Sheet—Questions and Answers and Sections 6 and 9 of the Offer

Q9. Will my new RSUs be subject to any restrictions?

Upon vesting of your new RSUs, as with the exchanged RSUs, you will need to sign and agree to be bound by the Management Stockholders’ Agreement to receive the underlying shares of common stock.

See Also: Section 9 of the Offer

Q10. When will the RSUs vest?

Time-based RSUs

Time-based RSUs will satisfy the time-based component of the vesting requirements as follows: ten percent (10%) upon the grant date; ten percent (10%) on January 1, 2013; ten percent (10%) on January 1, 2014; ten percent (10%) on June 1, 2014; ten percent (10%) on January 1, 2015; ten percent (10%) upon on June 1, 2015; ten percent (10%) on January 1, 2016; fifteen percent (15%) on June 1, 2016; and fifteen percent (15%) on January 1, 2017. If your employment terminates after you have satisfied the time-based vesting component of these RSUs, you generally will not forfeit them upon termination. Unvested RSUs (that is, those RSUs for which the time-based vesting component has not been satisfied) terminate on termination of employment for any reason, subject to limited exceptions for certain terminations in connection with a change in control.

Performance-based RSUs

A percentage of the performance-based RSUs may vest upon the majority stockholder’s sale of all or a portion of their stock in the Company through a private transaction or an initial public offering (“IPO”) of the Company. The percentage of performance-based RSUs that will be eligible to vest upon an IPO or sale is equal to the percentage of the majority stockholders’ initial interest which is sold in each transaction (the “eligible percentage”). Further, in each sale or offering, fifty percent (50%) of the eligible percentage of performance RSUs vest if the majority stockholders receive an individual MoM and cumulative MoM of at least 1.10 (the “1.10 MoM RSUs”), and fifty percent (50%) vest if the majority stockholders receive an individual MoM and cumulative MoM of at least 1.25 (the “1.25 MoM RSUs”). The individual MoM test is satisfied if the MoM thresholds are met based on the majority stockholder’s interest sold in the current transaction. The cumulative MoM test is satisfied if the MoM thresholds are met based on the majority stockholder’s aggregate interest sold to date. If either the individual MoM test or cumulative MoM test fails, no performance-based RSUs will vest for that particular sale or offering. However, any performance-based RSUs that did not vest in a prior sale are eligible to vest if both the individual and cumulative MoM tests are met on a subsequent sale (“catch-up vesting”). In addition and separate from the individual and cumulative MoM tests, unvested 1.10 MoM RSUs will become fully vested once the majority stockholder has received cash proceeds equal to 1.10 times its total cost basis and unvested 1.25 MoM RSUs will become fully vested once it has received 1.25 times its total cost basis (“override vesting”).

The following example illustrates the performance-based vesting rules, assuming a participant holds 100 1.10 MoM RSUs and 100 1.25 MoM RSUs.

•	If the majority stockholder sells 20% of its original interest in an IPO at a MoM equal to 1.25, then 20 1.10 MoM RSUs and 20 1.25 MoM RSUs will vest.

•	If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.5, another 10 1.10 MoM RSUs and 10 1.25 MoM RSUs will vest.

•

If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.0, no additional performance-based RSUs will vest because while the cumulative MoM test is met, the individual MoM test fails for both the 1.10 MoM RSUs and the 1.25 MoM RSUs.

•

If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.5, another 20 1.10 MoM RSUs and 20 1.25 MoM RSUs will vest because the catch-up vesting provision applies for unvested RSUs in the previous sale.

•	If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.15, another 10 of the 1.10 MoM RSUs will vest but no 1.25 MoM RSUs will vest.

•

If the majority stockholder then sells 30% of its original interest at a MoM equal to 2.0 in subsequent transactions, all performance-based RSUs (40 1.10 MoM RSUs and 50 1.25 MoM RSUs) will vest because of the override vesting provision since the majority stockholders will have received proceeds greater than 1.25 times its total cost basis.

Following the fifth year from the date of grant of the new performance-based RSUs, any performance-based RSUs that remain unvested will also vest if (i) the Company is publicly traded and (ii) certain stock price targets are met. Any unvested 1.10 MoM RSUs will vest if the Company’s stock price reaches — and maintains for 30 consecutive days — a level which would value the majority stockholder’s total interest (based on the majority stockholder’s realized proceeds to date plus their unrealized stake valued at the Company’s stock price on such date) over the majority stockholder’s initial investment at a level of at least 1.10 and any unvested 1.25 MoM RSUs will vest if the stock price achieves such a level which would value the majority stockholder’s total interest over the majority stockholder’s initial investment at a level of at least 1.25.

Q11.	When will my new RSUs be settled?

Performance-based RSUs will be settled as soon as reasonably practicable following vesting and in no event later than March 15 of the calendar year following the year in which vesting occurs.

Time-based RSUs that have satisfied the time-based vesting component will fully vest and be settled on (a) the earlier of a change of control, an initial public offering within six years of the grant date or the termination of your employment with the Company by reason of death or disability or (b) certain terminations in connection with a change in control.

Q12.	Are there any conditions to settlement of my RSUs?

Yes. Prior to receiving any shares in settlement of RSUs, you or your transferee will be required to enter into the Management Stockholders’ Agreement, provided that the Management Stockholders’ Agreement is in effect at such time.

Q13.	What if I elect to participate in the Offer and then leave the Company before the date the RSUs are granted?

If you elect to participate in the Offer and your employment terminates for any reason before the date that the Offer expires, your election will be cancelled and you will not receive RSUs. If this occurs, no changes will be made to the terms of your current RSUs, and these RSUs will be treated as if you had declined to participate in the Offer. In that case, generally, your unvested RSUs will expire and be terminated and any vested RSUs that have not previously settled will settle in accordance with the terms and conditions of your existing RSUs.

Nothing in the Offer should be construed to confer upon you the right to remain an employee of LVB Acquisition, Inc. or of its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the RSU grant date or thereafter.

Q14.	What if I elect to participate in the Offer and then leave the Company after the RSUs are granted?

If you elect to participate in the Offer and surrender eligible RSUs for exchange, and if we accept your surrendered eligible RSUs, your RSUs will be granted following the completion date. If your employment terminates for any reason after the RSU grant date, the terms and conditions of any RSUs granted in the Offer will apply, including the vesting and forfeiture terms.

Participating in the Offer

Q15.	How do I participate in the Offer?

If you choose to participate in the Offer, you must submit a signed Election Form to the following address via U.S. mail, interoffice mail or hand-delivery no later than 6:00 p.m. EDT on the completion date:

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

You may revoke your election by sending written notice to the above address prior to 6:00 p.m. EDT on the completion date.

See also: Answer to Question 16, “Am I required to participate in the Offer?” of this Summary Term Sheet—Questions and Answers; Section 4 of the Offer

Q16.	Am I required to participate in the Offer?

No. Participation in the Offer is voluntary. If you choose not to participate in the offer, you will continue to hold your eligible RSUs on the same terms and conditions and pursuant to the LVB Acquisition, Inc. Restricted Stock Unit Plan under which they were originally granted. If you decide not to surrender any of your eligible RSUs for exchange in the Offer, you do not need to do anything.

See also: Section 2 of the Offer

Q17.	Can I choose which eligible RSUs I want to exchange?

No. You must elect to exchange all or none of your eligible RSUs.

Q18.	Can I exchange RSUs that have already settled?

No. The Offer only applies to outstanding Company RSUs that are eligible under the Offer. You will not be able to exchange shares of Company stock that you own outright.

Q19.	Do I have to pay for new RSUs?

You do not have to make any cash payment to the Company to receive a grant of new RSUs in exchange for your exchanged RSUs. Your eligible RSUs will be consideration for your new RSUs. You also do not have to pay the Company to receive the shares of the Company common stock that become issuable to you if your new RSUs vest; however, the number of shares of Company common stock issued to you will be reduced to reflect required tax withholdings due upon receipt of the shares.

See also: Answer to Question 28, “Will I owe taxes if I participate in the Offer?” of this Summary Term Sheet—Questions and Answers; Sections 9 and 14 of the Offer

Q20.	How do I decide whether I should participate in the Offer?

First, review all of the materials provided to you in connection with the Offer, including this Summary Term Sheet—Questions and Answers. You should also review a document filed by the Company with the SEC called a “Schedule TO,” and the exhibits to the Schedule TO, all of which are available on the SEC website at http://www.sec.gov.

In addition to reviewing the materials, please note the following:

•	New RSUs granted in the Offer will be subject to different vesting and settlement provisions.

•	New RSUs will be subject to forfeiture if you provide services to a competitor of the Company following the termination of your employment.

Please also note that no one from the Company is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer or the documents referenced in the Offer. You must make your own personal decision as to whether or not to participate in the Offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) for further advice.

See also: Sections 3 and 9 of the Offer; Risks of Participating in the Offer in the Offer

Q21.	Is the Company making any recommendation as to whether I should exchange my eligible RSUs?

No. The Company is providing you with as much information as possible to assist you in making your own informed decision. However, the Company is not making any recommendation as to whether you should accept the Offer. No one from the Company is, or will be, authorized to provide you with advice or recommendations or to provide you additional information not included in the Offer or the documents referenced in the Offer. You must make your own personal decision as to whether or not to participate in the Offer. You are strongly encouraged to consult with your personal legal counsel, accountant, financial, and/or tax advisor for further advice.

See also: Section 3 of the Offer; Risks of Participating in the Offer in the Offer

Q22.	What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Offer. If you surrender your eligible RSUs and you are on an authorized leave of absence on the RSU grant date, you will be entitled to receive RSUs on such grant date as long as all other eligibility requirements are still met.

Q23.	How will I know if my election form or my notice of withdrawal has been received?

The Company will send an email confirmation promptly upon its receipt of your Election Form or notice of withdrawal. This confirmation email will be sent to the email address indicated on the relevant Election Form or notice of withdrawal, as applicable, prior to the expiration of the Offer. In addition, the Company is not responsible for any failure or delay in your receipt of such a confirmation email that is not caused by the actions of the Company or its employees (e.g., any technical problems with your internet service provider or email service).

Q24.	What will happen if I do not submit my election form by the deadline?

If the Company does not receive your election to surrender eligible RSUs for exchange before the Offer expires, then all of your eligible RSUs will remain outstanding and subject to their original terms. If you decide not to surrender any of your eligible RSUs for exchange in the Offer, you do not need to do anything.

Exchanged RSUs

Q25.	When will my exchanged RSUs be cancelled?

Your exchanged RSUs will be cancelled as of the first business day following the completion date. If the Offer is extended and the completion date delayed, the cancellation of your exchanged RSUs will be correspondingly delayed.

See also: Section 6 of the Offer

Q26.	Will I be required to give up all of my rights under the exchanged RSUs?

Yes. Once the Company has accepted your exchanged RSUs, your exchanged RSUs will be cancelled and you no longer will have any rights under those exchanged RSUs. The Company will cancel all exchanged RSUs as of the first business day following the completion date. However, if the completion date is delayed, the date the exchanged RSUs are cancelled will be correspondingly delayed.

See also: Section 6 of the Offer

Q27.	After I have elected to exchange eligible RSUs, is there anything I must do to receive new RSUs after the completion date?

No. Once your exchanged RSUs have been cancelled, you do not need to take additional action in order to receive your new RSUs. Your new RSUs will be granted to you as of the first business day following the completion date, with a deemed grant date for purposes of calculating the vesting schedule of January 1, 2012. If the Offer is extended and the completion date delayed, the date on which new RSUs are granted will be correspondingly delayed. In order to receive the shares covered by the new time-based RSUs, you must continue to be an employee and eligible for vesting under the terms of the 2012 Restricted Stock Unit Plan and the Restricted Stock Unit Grant agreement. In order to receive the shares covered by the new performance-based RSUs, you must continue to be eligible for vesting under the terms of the 2012 Restricted Stock Unit Plan and the Restricted Stock Unit Grant agreement and the applicable performance-based vesting conditions must be satisfied. Please note that it may take several days from the completion date for you to receive the Restricted Stock Unit Grant Agreement for your new RSUs.

See also: Answer to Question 10, “When will my new RSU vest?” of this Summary Term Sheet—Questions and Answers; Section 6 of the Offer

Tax Consequences

Q28.	Will I owe taxes if I participate in the Offer?

The Company does not intend to treat the Offer as a taxable event. If you participate in the Offer, you generally will not be required to recognize income for income taxes or other tax purposes at the time of the exchange or when the new RSUs are granted. You generally will recognize income for income tax and other tax purposes upon settlement of the new RSUs.

You should consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to determine the personal tax consequences to you of participating in the Offer.

See also: Section 14 of the Offer

Q29.	Will the tax treatment of my RSUs change if I participate in the Offer?

The Company intends that the tax treatment of your new RSUs will be the same as your exchanged RSUs.

RSUs Not Exchanged

Q30.	What happens to my eligible RSU grants if I choose not to participate or my eligible RSUs are not accepted for exchange?

If you choose not to participate or your eligible RSUs are not accepted for exchange, your eligible RSU grants will remain outstanding until they are settled or expire by their terms, retain their current vesting schedule and retain all of the other terms and conditions as set forth in LVB Acquisition, Inc. Restricted Stock Unit Plan and grant agreement related to such eligible RSU grants.

Withdrawing Previous Elections

Q31.	May I change my mind and withdraw from the Offer?

Yes. You may change your mind after you have made your election and withdraw eligible RSUs at any time before 6:00 p.m. EDT on the completion date by changing your existing election. To change your existing election, you must follow the same steps as making an initial election.

Upon submission of a new election, your prior election will be null and void.

Please note that the last valid election that you make before 6:00 p.m. EDT on the completion date will be final.

See also: Question 15, “How do I participate in the Offer” of this Summary Term Sheet—Questions and Answers; Sections 4 and 5 of the Offer

Q32.	What if I withdraw my election and then decide again that I want to participate in the Offer?

If you have withdrawn your election to participate and then decide again that you would like to participate in the Offer, you may re-elect to participate by submitting a new properly completed election form before 6:00 p.m. EDT on the completion date.

Please note that the last valid election that you make before 6:00 p.m. EDT on the completion date will be final.

See also: Question 15, “How do I participate in the Offer” of this Summary Term Sheet—Questions and Answers, Sections 4 and 5 of the Offer

Changes to the Offer and Conditions to the Offer

Q33.	If the Company extends or changes the Offer, how will you notify me?

If the Company extends or otherwise changes the Offer, the Company will promptly issue an email and/or other form of communication disclosing the extension or change.

See also: Sections 2 and 15 of the Offer

Q34.	Are there any conditions to the Offer?

Yes. The completion of the Offer is subject to a number of customary conditions that are described in Section 7 of the Offer. If any of these conditions are not satisfied, the Company will not be obligated to accept and exchange properly tendered eligible RSU grants, though the Company may elect to do so at its sole discretion.

Q35.	What if the Company is acquired by another company?

Although the Company currently does not anticipate a merger or acquisition, if the Company merges or consolidates with, or is acquired by, another entity prior to the completion date, you may choose to withdraw any RSUs which you tendered for exchange and your RSUs will be treated in accordance with the applicable RSU plan and RSU award agreement. Further, if the Company is acquired prior to the completion date, the Company reserves the right to withdraw the offer, in which case your eligible RSUs and your rights under them will remain intact and exercisable for the time period set forth in your RSU agreement and you will receive no new RSUs in exchange for them pursuant to the Offer. If the Company is acquired prior to the completion date but does not withdraw the offer, the Company (or the successor entity) will notify you of any material changes to the terms of the Offer or the new RSUs, including any adjustments to the number of shares that will be subject to the new RSUs. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of the Company’s common stock in connection with the acquisition. As a result of this adjustment, you may receive new RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible RSUs that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

Availability of Additional Information

Q36.	Whom can I contact if I have questions about the Offer, or if I need additional copies of employees communications issued to date?

You should direct questions about the Offer and requests for additional copies of the Offer and the other documents referred to herein to Shelley Horn, Legal Assistant, Biomet, Inc. (574) 372-1542) or Jody Gale, Vice President & Associate General Counsel, Biomet, Inc. (574) 371-3026).

See also: Section 17 of the Offer

FORWARD-LOOKING STATEMENTS

The Offer and the documents incorporated by reference into the Offer contain forward-looking statements. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. We are under no obligation, and expressly disclaim any intention nor obligation, to update or alter any forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks and uncertainties, including those described below. You should carefully review these risks and uncertainties, and the other information contained in this Offer, including the Schedules to this Offer, and in our other filings with the SEC. You are also encouraged to speak with your personal legal counsel, accountant, financial, and/or tax advisor(s) before deciding to participate in the Offer.

Risks that are Specific to this Offer

If you elect to participate in the Offer and your employment with us terminates before the new RSUs fully vest, you will forfeit any unvested portion of your RSUs.

If you elect to participate in the Offer, the new RSUs will have new vesting schedules. The new time-based RSUs will have a new vesting schedule such that RSUs vest over a 60 month period from the grant date and performance-based RSUs will be subject to MoM and other performance threshold. Generally, if your employment with us terminates, your RSUs will cease vesting, and any unvested portion of your RSUs will be cancelled as of your separation date. Accordingly, if you participate in the Offer and your employment terminates before the RSUs fully vest, you will forfeit any unvested portion even if the eligible RSUs surrendered in the Offer would have vested pursuant to their prior vesting schedule.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of the Company or its subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the RSU grant date or thereafter.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss the consequences.

Risks that are Related to Our Business and Common Stock

The Company’s common stock is not listed on any national exchange and no public trading market for our common stock currently exists. In addition, in order to receive a share in settlement of an RSU, you are required to become a party to the Management Stockholders’ Agreement, which places significant restrictions on your ability to transfer any shares acquired upon settlement of an RSU and subjects you to certain drag along obligations.

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Amendment No. 2 to Registration Statement on Form 10/A, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012, and our subsequent public filings as updated from time to time by us, as well as the information provided in this Offer (including the Schedules to this Offer) and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible RSUs for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17 entitled “Additional Information” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

July 2, 2012

THE OFFER

The following represents the principal terms of the Offer. You should read carefully this entire Offer, the Summary Term Sheet—Questions and Answers, the Election Form and other attached exhibits together with their associated instructions, and the other related documents referenced in this Offer. This Offer is made subject to the terms and conditions of these documents, which may be amended from time to time hereafter. The information in this Offer is not complete and may not contain all of the information that is important to you. Additional important and material information is contained in the related documents referenced in this Offer. Please review this Offer to ensure that you are making an informed decision regarding your participation in the offer. Certain terms used in this Offer are defined in the answer to Question 2 of the Summary Term Sheet—Questions and Answers, “What are some key terms used in the Offer?”

Section 1. Eligibility.

Pursuant to the Offer, the Company is offering employees and certain former employees the opportunity to exchange eligible RSUs, whether vested or unvested, covering an aggregate of 3,540,000 shares that were granted under the Company’s existing Restricted Stock Unit Plan as consideration for new RSUs. These eligible RSUs may be exchanged for a number of new RSUs provided on your Individual Exchange Schedule, to be granted under the 2012 Plan. In order to participate in the exchange, you must be an eligible employee holding outstanding eligible RSUs as of the commencement date and the completion date.

You are an “eligible employee” if you are an active employee as of the commencement date and you remain an active employee through the completion date. You will not be an “eligible employee” for purposes of this offer if you cease to be an active employee for any reason prior to the commencement of the offer, including a termination of your employment by reason of retirement, disability, death or for cause. In addition, you will not be an eligible employee for purposes of this offer if you cease to be an active employee for any reason from the commencement date through the completion date of the offer except for a termination of your employment by reason of death or disability.

Except as provided by applicable law and/or any employment agreement between you and the Company, your employment with the Company remains “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. Participation in the Company’s equity plans is entirely voluntary, and the benefits afforded under the plans do not form an employment contract with the Company or any of its affiliates. The grant of new RSUs in connection with the Offer is a one-time benefit and will not provide you with the right to receive any future equity award grants under the Company’s equity plans or otherwise. In order to vest in your new RSUs and receive the shares subject to the new RSUs, your employment with the Company generally must not be terminated through each applicable vesting date. If your employment terminates before your new RSUs vest, and subject to certain exceptions in the event of a change in control of the Company, as set forth in the 2012 Plan and the Restricted Stock Unit Grant Agreement, your new RSUs will expire unvested and you will not be issued any shares of common stock pursuant to any unvested portion of your new RSUs.

Only eligible RSUs will be accepted for exchange in the Offer. An “eligible RSU” must meet all of the following criteria:

•	the RSU is held by an eligible employee;

•	the RSU was granted pursuant to the LVB Acquisition, Inc. Restricted Stock Unit Plan;

•	the RSU is outstanding as of the completion date;

•	the RSU is properly elected to be exchanged; and

•	the RSU is not validly withdrawn before 6:00 p.m. EDT on the completion date.

Section 2. Types of Awards Granted in the Offer; Number of New RSUs; Completion Date.

The Company will be granting new RSUs to eligible employees in exchange for the consideration of eligible RSUs. If you elect to participate in the offer, you will receive new RSUs in exchange for the consideration of your eligible RSUs. Your Individual Exchange Schedule lists the number of new RSUs you are eligible to receive for your eligible RSUs. You will receive at least the same number in the aggregate of new RSUs as your eligible RSUs.

Participation in this offer is completely voluntary. You must exchange all or none of your eligible RSUs. We are not accepting partial tenders of eligible RSUs.

All eligible RSUs that are properly surrendered as consideration in the offer and accepted by us pursuant to this offer will be cancelled as of the completion date, and eligible RSUs elected for exchange will no longer be exercisable after that time. The new RSUs will be granted in exchange for the exchanged RSUs as of the completion date, with a deemed grant date of January 1, 2012 for vesting purposes

The completion date will be 6:00 p.m. EDT on July 30, 2012, unless we extend the offer at our sole discretion. If we extend the offer, the completion date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer for a description of our rights to extend, terminate and amend the offer.

Section 3. Purposes of the Offer.

The purpose of this offer is to restore the retention and incentive benefits of our equity awards. We believe this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We granted the currently outstanding RSUs to attract and retain the best available personnel and to provide an additional incentive to our employees. We and other companies have been impacted by the global economic downturn, as well as other macroeconomic factors. As a result of these factors and the resulting delay in the expected timing of financial performance measures favorable to an eventual IPO or other liquidity event, the occurrence of such a liquidity event being necessary in order for the RSUs now held by our employees to vest, many of our employees now hold RSUs that may not vest in the next four years. The new RSUs may have greater employee retention value than the exchanged RSUs and therefore benefit the Company in its efforts to retain valuable employees.

Other than the Spin-off described below and except as otherwise disclosed in this Offer, we presently have no definitive plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets outside of the normal scope of our business;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, the Company makes changes in the composition and structure of its board of directors and/or management and evaluates various strategic transactions, including without limitation acquisitions, divestitures and spin-offs and other reorganizations. The Company expects that it will continue to make changes and evaluate potential strategic transactions in this regard.

As disclosed in the Company’s current report on Form 8-K filed with the SEC on June 4, 2012, the Company announced that it has decided to pursue strategic exploratory work to separate the Company’s Biomet 3i dental business in a tax-free spin-off (the “Spin-off”) from Biomet, Inc. There can be no assurance that the evaluation of the potential Spin-off will result in a separation. The Company does not intend to comment further regarding the strategic evaluation, unless and until a decision is made. If there is a Spin-off, your eligible RSUs or new RSUs may be subject to modification or adjustment pursuant to the terms of the Incentive Plan and your grant agreement.

Section 4. Procedures for Electing to Exchange Eligible RSUs.

Proper election to exchange RSUs.

Participation in this offer is voluntary. If you choose to participate in this offer, you must complete and submit your Election Form via U.S. mail, interoffice mail or hand-delivery to the following before 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012.

LVB Acquisition, Inc.

c/o Biomet, Inc.

56 East Bell Drive

P.O. Box 587

Warsaw, IN 46581-0587

Attention: Shelley Horn

Your election to participate becomes irrevocable at 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012 unless the offer is extended, in which case your election will become irrevocable after the new completion date. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before 6:00 p.m. EDT on the completion date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 6:00 p.m. EDT on the completion date.

This is a one-time offer, and we will strictly enforce the offering period, subject only to any extension, which we may grant in our sole discretion.

Our receipt of your Election Form is not by itself an acceptance of your eligible RSUs as consideration for exchange. For purposes of this offer, we will be deemed to have accepted RSUs as consideration for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the RSU holders generally of our acceptance of RSUs as consideration for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible RSUs accepted as consideration for exchange will be cancelled as of the first business day following the completion date.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible RSU grants. We reserve the right to reject any Election Form or any eligible RSU grants elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible RSU grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible RSU grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the U.S. Securities Exchange Act of 1934, as amended, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible RSUs or any particular eligible employee.

Our acceptance constitutes an agreement.

Your election to participate in the Offer through the procedures described above constitutes your acceptance of the terms and conditions of this offer, and will be controlling, absolute and final, subject to your withdrawal rights under the offer as described in Section 5 of this Offer and our acceptance of your surrendered eligible RSUs in accordance with the offer as described in Section 6 of the Offer. Our acceptance of your RSUs as consideration for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this offer.

Section 5. Withdrawal Rights and Change of Election.

You may withdraw the RSUs that you previously elected to exchange as consideration for new RSUs only in accordance with the provisions of this section.

You may withdraw all of the RSUs that you previously elected to exchange at any time before 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012. If we extend the offer, you may withdraw all of your RSUs at any time until the extended completion date.

To withdraw the RSUs that you previously elected to exchange, you must submit a new Election Form using the procedures set forth in Section 4 of this Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 6:00 p.m. EDT on the completion date.

If you withdraw all of your eligible RSU grants, you may re-elect to exchange the withdrawn eligible RSU grants again as consideration for new RSUs at any time before 6:00 p.m. EDT on the completion date. All eligible RSU grants that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible RSU grants before 6:00 p.m. EDT on the completion date. To re-elect to exchange all of your eligible RSU grants, you must submit a new Election Form to the Company before 6:00 p.m. EDT on the completion date by following the procedures described in Section 4 of this Offer. This new Election Form must be properly completed and submitted and must list all eligible RSU grants you wish to exchange. Any prior Election Form will be disregarded.

We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any eligible RSU grants. We reserve the right to reject any Election Form or any eligible RSU grants elected to be exchanged as consideration for new RSUs that we determine are not in appropriate form or that we determine are unlawful to accept. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Forms, nor will anyone incur any liability for failure to give any notice. No surrender of eligible RSU grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the eligible RSU grants or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender with respect to any particular eligible RSUs or any particular eligible employee. Although we intend to accept all validly tendered RSUs promptly after the expiration of this offer, if we have not accepted your RSUs within 40 business days of the commencement of this offer, you may withdraw your tendered RSUs at any time thereafter.

Section 6. Acceptance of RSUs for Exchange; Grant of New RSUs.

Upon the terms and conditions of this offer, effective as of the completion date, we will accept as consideration for exchange all eligible RSU grants properly elected for exchange and not validly withdrawn before 6:00 p.m. EDT on the completion date, which is expected to be July 30, 2012. RSUs accepted for exchange will be cancelled and you no longer will have any rights with respect to those RSUs. Subject to the terms and conditions of this offer, if your eligible RSUs are properly tendered by you for exchange and accepted by us, these RSUs will be cancelled as of the first business day following the completion date.

Subject to our rights to terminate the offer, discussed in Section 15 of this Offer, effective as of the completion date, we will accept all properly tendered RSUs that are not validly withdrawn. We will give oral or written notice to the eligible employees generally of our acceptance for exchange of eligible RSUs. This notice may be made by press release, email or other method of communication.

We will grant new RSUs on the first business day following the completion date, with a deemed grant date for vesting purposes of January 1, 2012. We expect the completion date to be July 30, 2012. However, if the offer is extended and the completion date delayed, the grant of new RSUs will be correspondingly delayed.

All new RSUs will be granted under the 2012 Plan and will be subject to the terms and conditions of a Restricted Stock Unit Grant Agreement. You will receive your documentation of your new RSUs within several days after the expiration of the offer. You will receive the shares subject to the new RSUs when and if your new RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer and upon the subsequent settlement of the RSU. New RSUs will have the same expiration date as exchanged RSUs.

RSUs that we do not accept for exchange will remain outstanding until they are settled or expire by their existing terms and will retain their current vesting schedule and other current terms and conditions.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of this offer, we will not be required to accept any RSUs tendered as consideration for exchange, and we may terminate the offer or postpone our acceptance and cancellation of any RSUs tendered (in each case, subject to Rule 13e-4(f)(5) under the Exchange Act), if at any time on or after the commencement date and before the completion date, any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or abroad;

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally;

•

any significant change in the market price of the shares of our common stock or any changes in the general political, market, economic or financial conditions in the United States or abroad that have resulted or are reasonably likely to result in a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock;

•

the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer;

•

if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates or worsens materially after commencement of the offer;

•	a written threat, instituted or pending action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to us or the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer for a description of the contemplated benefits of the offer to us);

•

there will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer);

•

any event or events occur that have resulted or may result, in our reasonable judgment in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer for a description of the contemplated benefits of the offer to us); or

•

There shall have been proposed, announced or made by another person or entity a tender or offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 30, 2012;

•

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before June 30, 2012 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our assets or securities.

If any of the above events occur, we may, in our sole discretion:

•	terminate the offer and promptly return all tendered eligible RSUs to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible RSUs until the extended offer expires;

•	amend the terms of the offer; or

•	subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the completion date. We may waive any condition to this offer, in whole or in part, at any time and from time to time before the completion date, in our discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

Section 8. Price Range of Shares Underlying the RSUs.

There is no established trading market for our common stock.

Section 9. Source and Amount of Consideration; Terms of New RSUs.

Consideration.

We will grant new RSUs in exchange for eligible RSUs properly elected to be exchanged by you and accepted by us as consideration. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered eligible RSUs, you will be entitled to receive new RSUs for exchanged RSUs, as described in Section 2 of this Offer. You do not have to make any cash payment to the Company to receive your new RSUs. The eligible RSUs are consideration for the new RSUs. You also do not have to make any cash payment to the Company to receive the shares subject to RSUs upon vesting. The receipt of shares upon settlement of RSUs may be subject to taxation as described in Section 14 of this Offer.

General Terms of New RSUs.

New RSUs will be granted under the 2012 Plan and will be subject to a Restricted Stock Unit Grant Agreement between you and the Company. The current plan documents and form of grant agreements are included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov. You should note that the vesting schedule of your new RSUs will differ from your exchanged RSUs, as described below.

The following description summarizes the material terms of the new RSUs, the 2012 Plan and the Management Stockholders’ Agreement. Our statements in this Offer concerning the new RSUs, the 2012 Plan and the Management Stockholders’ Agreement are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to the 2012 Plan, the Restricted Stock Unit Grant Agreement and the Management Stockholders’ Agreement. Each of these documents is included as an exhibit to the Schedule TO, which is available on the SEC website at www.sec.gov.

Vesting of New RSUs.

Time-based RSUs

Time-based RSUs will satisfy the time-based vesting component as follows: ten percent (10%) upon the grant date; ten percent (10%) on January 1, 2013; ten percent (10%) on January 1, 2014; ten percent (10%) on June 1, 2014; ten percent (10%) on January 1, 2015; ten percent (10%) upon on June 1, 2015; ten percent (10%) on January 1, 2016; fifteen percent (15%) on June 1, 2016; and fifteen percent (15%) on January 1, 2017. Unvested RSUs terminate on termination of employment for any reason, subject to limited exceptions for certain terminations in connection with a change in control.

Performance-based RSUs

A percentage of the performance-based RSUs may vest upon the majority stockholder’s sale of all or a portion of their stock in the Company through a private transaction or an initial public offering (“IPO”) of the Company. The percentage of performance-based RSUs that will be eligible to vest upon an IPO or sale is equal to the percentage of the majority stockholders’ initial interest which is sold in each transaction (the “eligible percentage”). Further, in each sale or offering, fifty percent (50%) of the eligible percentage of performance RSUs vest if the majority stockholders receive an individual MoM and cumulative MoM of at least 1.10 (the “1.10 MoM RSUs”), and fifty percent (50%) vest if the majority stockholders receive an individual MoM and cumulative MoM of at least 1.25 (the “1.25 MoM RSUs”). The individual MoM test is satisfied if the MoM thresholds are met based on the majority stockholder’s interest sold in the current transaction. The cumulative MoM test is satisfied if the MoM thresholds are met based on the majority stockholder’s aggregate interest sold to date. If either the individual MoM test or cumulative MoM test fails, no performance-based RSUs will vest for that particular sale or offering. However, any performance-based RSUs that did not vest in a prior sale are eligible to vest if both the individual and cumulative MoM tests are met on a subsequent sale (“catch-up vesting”). In addition and separate from the individual and cumulative MoM tests, unvested 1.10 MoM RSUs will become fully vested once the majority stockholder has received cash proceeds equal to 1.10 times its total cost basis and unvested 1.25 MoM RSUs will become fully vested once it has received 1.25 times its total cost basis (“override vesting”).

The following example illustrates the performance-based vesting rules, assuming a participant holds 100 1.10 MoM RSUs and 100 1.25 MoM RSUs.

•	If the majority stockholder sells 20% of its original interest in an IPO at a MoM equal to 1.25, then 20 1.10 MoM RSUs and 20 1.25 MoM RSUs will vest.

•	If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.5, another 10 1.10 MoM RSUs and 10 1.25 MoM RSUs will vest.

•

If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.0, no additional performance-based RSUs will vest because while the cumulative MoM test is met, the individual MoM test fails for both the 1.10 MoM RSUs and the 1.25 MoM RSUs.

•

If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.5, another 20 1.10 MoM RSUs and 20 1.25 MoM RSUs will vest because the catch-up vesting provision applies for unvested RSUs in the previous sale.

•	If the majority stockholder then sells 10% of its original interest at a MoM equal to 1.15, another 10 of the 1.10 MoM RSUs will vest but no 1.25 MoM RSUs will vest.

•

If the majority stockholder then sells 30% of its original interest at a MoM equal to 2.0 in subsequent transactions, all performance-based RSUs (40 1.10 MoM RSUs and 50 1.25 MoM RSUs) will vest because of the override vesting provision since the majority stockholders will have received proceeds greater than 1.25 times its total cost basis.

Following the fifth year from the date of grant of the new performance-based RSUs, any performance-based RSUs that remain unvested will also vest if (i) the Company is publicly traded and (ii) certain stock price targets are met. Any unvested 1.10 MoM RSUs will vest if the Company’s stock price reaches — and maintains for 30 consecutive days — a level which would value the majority stockholder’s total interest (based on the majority stockholder’s realized proceeds to date plus their unrealized stake valued at the Company’s stock price on such date) over the majority stockholder’s initial investment at a level of at least 1.10 and any unvested 1.25 MoM RSUs will vest if the stock price achieves such a level which would value the majority stockholder’s total interest over the majority stockholder’s initial investment at a level of at least 1.25.

In addition, participants holding new RSUs will also receive new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each time-based RSU. Vested management dividend awards will be paid by cash distributions promptly following each anniversary of the grant date until the earlier of an initial public offering of the Company or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited.

Settlement of RSUs.

Performance-based RSUs will be settled as soon as reasonably practicable following vesting and in no event later than March 15 of the calendar year following the year in which vesting occurs.

Time-based RSUs that have satisfied the time-based vesting component will fully vest and be settled on (a) the earlier of a change of control, an initial public offering within six years of the grant date or the termination of the holder’s employment with the Company by reason of death or disability or (b) certain terminations in connection with a change in control (the “time-based settlement date”). If the Spin-off occurs, the applicable initial public offering for settlement purposes for RSUs that become 3i RSUs will be an IPO of 3i and the settlement date for RSUs of the Company will be an IPO of the Company or Biomet Inc. Time-based RSUs will be settled as soon as reasonably practicable following the occurrence of the event on which they fully vest and in no event later than March 15 of the calendar year following the year in which such event occurs.

Prior to receiving any shares in settlement of RSUs, the holder or the holder’s transferee will be required to enter into the Management Stockholders’ Agreement, provided that the Management Stockholders’ Agreement is in effect at such time.

Form of payout.

New RSUs granted under this offer and subsequently vested and settled will be paid out in shares of the Company common stock. You will be responsible for all tax withholding and social insurance contribution obligations with respect to RSUs in the manner specified in your Restricted Stock Unit Grant Agreement.

Restrictions on Shares Acquired on Settlement of RSUs.

In order to receive shares in settlement of RSUs, you will be required to become party to the Management Stockholders’ Agreement. Upon the settlement of new RSUs you will need to sign and agree to be bound by the Management Stockholders’ Agreement on substantially the same terms and conditions as applied to exchanged RSUs. The Management Stockholders’ Agreement provides that you may not transfer shares, with certain exceptions for limited death, estate planning purposes, subjects your shares to drag along obligations and provides tag along rights. In addition, during any underwriter-imposed lock-up period following an IPO or secondary registered equity offering, you may not sell, contract to sell, enter into a swap or otherwise transfer or dispose of any shares or RSUs, whether directly or indirectly. Prior to the later to occur of an IPO or September 25, 2012, you will be permitted to sell a pro rata number of shares based on the number of shares that the Majority Stockholder holds that were registered over the Majority Stockholder’s total share holdings. Upon termination of your employment, the Company has certain call rights to repurchase shares.

Adjustments upon certain events.

Events Occurring Before the Grant Date. If we merge or consolidate with or are acquired by another entity prior to the completion date, you may choose to withdraw any RSUs which you tendered for exchange and your RSUs will be treated in accordance with the applicable plan and RSU agreement under which they were granted. Further, if the Company is acquired prior to the completion date, we reserve the right to withdraw the offer, in which case your RSUs and your rights under them will remain intact and outstanding for the time period set forth in your RSU grant agreements and you will receive no new RSUs. If the Company is acquired prior to the completion date but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new RSUs, including any adjustments to the exchange ratios. Under such circumstances, the type of security and the number of shares covered by your new RSUs would be adjusted based on the consideration per share given to holders of our shares in connection with the acquisition. Because of this adjustment, you may receive new RSUs covering more or fewer shares of the acquiror’s shares than the number of shares subject to the eligible RSUs that you tendered for exchange or than the number you would have received pursuant to the new RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our shares. Depending on the structure and terms of this type of transaction, RSU holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our shares resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original RSUs.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Offer. Termination of your employment for this or any other reason before the grant date means that the tender of your eligible RSUs will not be accepted, you will keep your tendered RSUs in accordance with their existing terms, and you will not receive any new RSUs or other benefit for your tendered RSUs.

Events Occurring After the Grant Date. In the event of any change resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other change in the number of issued shares of the Company common stock effected without receipt of consideration by us, our Board shall proportionately adjust the number of shares subject to outstanding RSUs granted under the 2012 Plan, in accordance with the terms of the 2012 Plan.

In the event of a transaction described in the 2012 Plan such as a merger, consolidation, sale of all or substantially all of our assets or our liquidation or dissolution, our Board, may in its discretion determine the effect that such a transaction may have upon each outstanding award granted under the applicable plan. Our Board may determine that upon such a transaction, any outstanding awards granted under the 2012 Plan: (i) shall be exchanged for another equity award, subject to equitable adjustment in the number or kind of securities or amount of property subject to the equity award or provide for a cash payment in partial consideration for the exchanged award; or (ii) shall be cancelled in exchange for cash in the amount of the excess of the fair market value of the shares subject to the award; or (iii) shall be treated as provided under a combination of the above.

As noted in Section 3 above, the Spin-off may result in modification or adjustment to your eligible RSUs and new RSUs. In addition to the adjustments and modifications described in the prior paragraph, as described in your new grant agreement, in the event that the Spin-off occurs prior to December 31, 2013, the Board may make adjustments to new RSUs that it considers in good faith appropriate to effectuate the business purposes of the Spin-off and equitable to participants. In making such adjustments, the Board is not required to adjust RSUs held by different participants nor RSUs held by a single participant in a uniform matter.

Summary of 2012 Plan.

The RSUs to be issued in the exchange program will be issued under the 2012 Plan and the shares of our common stock subject to surrendered RSUs that were originally granted under the LVB Acquisition, Inc. Restricted Stock Unit Plan will be available for future issuance under our 2012 Plan once the surrendered RSUs are cancelled. The following is a summary of the material terms of the 2012 Plan as proposed to be amended and is qualified in its entirety by reference to the 2012 Plan. A copy of the 2012 Plan is attached as Exhibit (d)(1).

Purpose. The purpose of the 2012 Plan is to promote the interests of the Company, its affiliates and stockholders by providing the executives and key employees with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company.

Eligibility. Awards under the 2012 Plan may be granted to any employee who the Board determines is eligible due to the services they perform for the Company or its affiliates.

Types of Awards. The 2012 Plan authorizes the granting of time-based and performance-based RSUs.

Shares Available for Awards. Subject to anti-dilution adjustment, the aggregate number of shares reserved and available for issuance pursuant to awards granted under the 2012 Plan is 14,000,000, up to 10,000,000 of which may be time-based RSUs and up to 4,000,000 of which may be performance-based RSUs.

Restricted Stock Units. The Board may grant time-based and performance-based RSUs to participants in the 2012 Plan. RSUs may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be forfeited. RSUs shall entitle participants to receive one or more shares. RSUs shall vest and become exercisable over a period of time determined by the Board.

Transferability. No awards granted under the 2012 Plan may be transferable other than (i) upon the death of a participant by will or by the laws of descent or distribution, or (ii) subject to prior written approval of the Board and compliance with all laws, any trust or custodianship the beneficiaries of which may include only the participant, the participant’s spouse or the participant’s lineal descendants.

Administration. The Board administers the 2012 Plan. The Board has the authority to designate participants; determine the time when awards shall be made and the number, terms and conditions thereof; prescribe the form of grant agreement; adopt, amend and rescind any rules and regulations as it may deem advisable to administer the plan; construe and interpret the plan and grant agreements; make necessary and reasonably adjustments to the plan and grant agreements; and make all other determinations that may be required under the plan. The Board may at any time appoint a committee to administer the 2012 Plan. If it does so, it will have all the powers of the Board under the 2012 Plan.

Amendment. The Board may, at any time and from time to time, amend the 2012 Plan or the terms of any RSU, but no amendment may impair or adversely affect a participant’s rights with respect to an outstanding RSU without the participant’s written consent or constitute a material modification under Section 409A of the Code.

Termination. The Board may, at any time and from time to time, in its absolute discretion, suspend or terminate the 2012 Plan, the time-based restricted stock unit sub-plan or the performance-based restricted stock unit sub-plan. The termination of the plan shall not affect any previous grants until the date on which all RSUs are settled, at which time all unvested RSUs will be canceled provided that the Board may determine to vest some or all outstanding RSUs.

Management Stockholders Agreement. The rights and obligations of participants with respect to common stock obtained through the settlement of any RSU are governed by the terms and conditions of the Management Stockholders’ Agreement.

Registration and sale of shares underlying new RSUs.

While our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, there is no established public trading market for our common stock. In addition, the Management Stockholders’ Agreement places significant limits on your ability to transfer any shares of common stock acquired by you upon the settlement of your RSUs.

U.S. Federal income tax consequences.

You should refer to Section 14 of this Offer for a discussion of the U.S. federal income tax consequences of the new RSUs, as well as the consequences of accepting or rejecting this offer. We strongly recommend that you consult with your personal legal counsel, accountant, financial, and/or tax advisor(s) to discuss the consequences to you of this transaction.

Section 10. Information Concerning the Company.

We design, manufacture and market a comprehensive range of both surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. Our corporate headquarters are located in Warsaw, Indiana and we have manufacturing and/or office facilities in more than 50 locations worldwide and distribute products in approximately 90 countries.

Financial Information

The financial information included in our Amendment No. 2 to Registration Statement on Form 10/A, and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012 are incorporated herein by reference. Schedule B of this Offer is a summary of our financial statements from our Amendment No. 2 to Registration Statement on Form 10/A and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2012. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer.

We had a book value of $5.63 per share as of February 29, 2012 (calculated using the book value of $3,111.1 million as of February 29, 2012, divided by the number of outstanding shares of 552,331,876 as of February 29, 2012).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges

(in millions)	Three Months Ended February 29, 2012		Nine Months Ended February 29, 2012		Year Ended May 31, 2011	Year Ended May 31, 2010
Earnings:
Earnings (loss) before income taxes	$(6.3)		$(88.1)		$(1,064.6)	$(141.7)

Add: Fixed charges (per below)	117.2		363.4		498.9	516.4

Total earnings (loss)	$110.9		$275.3		$(565.7)	$374.7

Fixed charges:
Interest expense (2)	$117.2		$363.4		$498.9	$516.4

Total fixed charges	$117.2		$363.4		$498.9	$516.4

Ratio of earnings to fixed charges	N/A	(1)	N/A	(1)	N/A (1)	N/A	(1)

(1)	Earnings were inadequate to cover fixed charges for the three and nine months ended February 29, 2012 and the years ended May 31, 2011 and 2010 by $6.3 million, $88.1 million, $1,064.6 million and $141.7 million, respectively.
(2)	Interest expense includes the amortization of deferred financing costs and bond premium.

Section 11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

A list of our current directors and executive officers as of May 31, 2012 is attached to this Exchange Offer as Schedule A. As of May 31, 2012, our executive officers and directors (21 persons) as a group held options unexercised and outstanding under our long-term incentive plans to purchase a total of 35,421,708 of our shares and 3,765,000 RSUs, which collectively represented approximately 31.23% of the shares subject to all equity awards outstanding under our long-term incentive plans as of that date.

Except as otherwise described in this Offer or in our filings with the SEC, and other than outstanding options to purchase our shares of common stock or RSUs granted from time to time to our executive officers and directors under our long-term incentive plans neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

To the best of our knowledge, no other executive officers or directors, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our shares of common stock during the past 60 days before and including May 31, 2012.

The following table shows the holdings of RSUs and options to purchase our common stock as of May 31, 2012 by each executive officer and director.

Name	Aggregate Number of RSUs and Stock Options Beneficially Owned		Percentage of Total Outstanding RSUs, Stock Options, and Leveraged Awards
Jeffrey R. Binder	4,200,000	Granted Options
	850,000	RSUs
	5,050,000		12.72%
Daniel P. Florin	750,000	Granted Options
	175,000	RSUs
	925,000		2.33%
Glen A. Kashuba	900,000	Granted Options
	125,000	RSUs
	1,025,000		2.58%
Margaret Anderson	750,000	Granted Options
	160,000	RSUs
	910,000		2.29%
Renaat Vermeulen	400,000	Granted Options
	125,000	RSUs
	525,000		1.32%
Jon C. Serbousek	850,000	Granted Options
	175,000	RSUs
	1,025,000		2.58%
Bradley J. Tandy	500,000	Granted Options
	110,000	RSUs
	610,000		1.54%
Daniel P. Hann	400,000	Granted Options
	75,000	RSUs
	475,000		1.20%
Robert E. Durgin	330,000	Granted Options
	90,000	RSUs
	420,000		1.06%
Margaret Taylor	330,000	Granted Options
	75,000	RSUs
	405,000		1.02%
Robin Barney	665,000	Granted Options
	140,000	RSUs
	805,000		2.03%
Sujata Dayal	180,000	Granted Options
	40,000	RSUs
	220,000		0.55%
			31.23%

Total:	12,395,000		31.23%

Section 12. Status of RSUs Acquired by Us in the Offer; Accounting Consequences of the Offer.

RSUs that we accept as consideration for exchange through the offer will be cancelled as of the date RSUs are issued under the Offer, and all shares of common stock that were subject to such surrendered eligible RSUs will again become available for future awards under the 2012 Plan under which they were granted including for grants of RSUs in the Offer.

Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), we will recognize the incremental compensation cost of the new RSUs granted in the offer, if any. If there is any incremental compensation cost, it will be measured as the excess, if any, of the fair value of each new RSU granted to employees in exchange for exchanged RSUs, measured as of the date the new RSUs are granted, over the fair value of the exchanged RSUs, measured immediately prior to the completion date of the offer. The unamortized compensation expense from the exchanged RSUs and incremental compensation expense, if any, associated with the new RSUs under the exchange will be recognized over the vesting period of the new RSUs. In the event that any of the new RSUs are forfeited prior to their vesting due to termination of employment, the compensation cost for the forfeited RSUs generally will not be recognized.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Offer. We do not expect to recognize material incremental compensation expense for financial reporting purposes as a result of the Offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Offer. We are not aware of any margin requirements or antitrust laws applicable to the Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible RSUs and issuance of new RSUs as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our RSUs as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered RSUs for exchange and to grant new RSUs for exchanged RSUs is subject to the conditions described in Section 7 of this Offer.

If we are prohibited by applicable laws or regulations from granting new RSUs on the grant date, we will not grant such new RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to affect the grant, but if the grant is prohibited on the grant date we will not grant the new RSUs and you will not receive any other benefit for the RSUs you tendered and your eligible RSUs will not be accepted for exchange.

Section 14. Material Income Tax Consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. This summary does not address applicable state or local taxes to which you may be subject.

Eligible employees who exchange outstanding RSUs as consideration for new RSUs generally will not be required to recognize income for U.S. federal income tax purposes on the exchanged RSUs at the time of the exchange. However, please refer to the tax discussion below regarding a discussion of the tax consequences of receiving new RSUs in connection with the exchange.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, local and foreign tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Restricted Stock Units.

If you are a United States taxpayer, under current law, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the RSUs vest and we deliver the shares to you, at which time the Company generally will have an obligation to withhold applicable federal and state income taxes as well as social security taxes. The amount of ordinary income you recognize will equal the fair market value of the shares. We will satisfy all tax withholding obligations in the manner specified in your Restricted Stock Unit Grant Agreement. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you hold the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

We strongly recommend that you consult your personal legal counsel, accountant, financial, and/or tax advisor(s) with respect to the federal, state, and local tax consequences of participating in the offer.

Section 15. Extension of Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any surrendered eligible RSUs. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the offer and delay the completion date, we also will extend your right to withdraw tenders of eligible RSUs until such delayed completion date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m. EDT on the next U.S. business day following the previously scheduled completion date.

We also reserve the right, in our discretion, before the completion date to terminate or amend the offer and to postpone our acceptance and cancellation of any RSUs elected to be exchanged if any of the events listed in Section 7 of this Offer occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of RSUs elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the RSUs promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the completion date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to RSU holders or by decreasing or increasing the number of RSUs being sought in this offer. The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing RSUs sought as consideration, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible RSUs being sought as consideration in this offer or the consideration being offered by us for the eligible RSUs in this offer, the offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible RSUs, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible RSUs of such amendment, and we will extend the offer’s period so that at least ten U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time.

SECTION 16. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible RSUs pursuant to this Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Offer, including, but not limited to, any expenses associated with any personal legal counsel, accountant, financial, and/or tax advisor(s) consulted or retained by you in connection with the Offer.

SECTION 17. ADDITIONAL INFORMATION.

This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or in some cases “furnished” to) the SEC before making a decision on whether to elect to exchange your RSUs:

1.	Our Amendment No. 2 to Registration Statement on Form 10/A, filed with the SEC on December 21, 2011.

2.	Our Quarterly Report on Form 10-Q for our fiscal quarter ended February 29, 2012, filed with the SEC on January 13, 2012;

3.	Our Current Reports on Form 8-K filed with the SEC on May 25, 2012, June 4, 2012, June 5, 2012 and June 15, 2012; and

4.	The description of our common stock contained in our Amendment No. 2 to Registration Statement on Form 10/A, filed with the SEC on December 21, 2011.

These filings, our other annual, quarterly, and current reports, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this Offer is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at c/o Biomet, Inc., 56 East Bell Drive, P.O. Box 587, Warsaw, Indiana 46581-0587, Attention: Shelley Horn or by calling us at (574) 372-1542. The information contained in this Offer about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your RSUs pursuant to the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by us.

LVB Acquisition, Inc.

July 2, 2012

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE COMPANY

Our executive officers and directors are set forth in the following table:

Jeffrey R. Binder	Director, President and Chief Executive Officer	56 East Bell Drive Warsaw, IN 46582

Jonathan Coslet	Director	345 California Street Suite 3300 San Francisco, CA 94104

Michael Dal Bello	Director	345 Park Avenue New York, NY 10154

Adrian Jones	Director	200 West Street 28th Floor New York, NY 10282

Max C. Lin	Director	2800 Sand Hill Road Suite 200 Menlo Park, CA 94025

David McVeigh	Director	345 Park Avenue New York, NY 10154

Michael Michelson	Director	2800 Sand Hill Road Suite 200 Menlo Park, CA 94025

Dane A. Miller	Director	700 Park Avenue Suite G Winona Lake, IN 46590

Andrew Y. Rhee	Director	200 West Street New York, NY 10282

Todd Sisitsky	Director	345 California Street Suite 3300 San Francisco, CA 94104

Daniel P. Florin	Senior Vice President and Chief Financial Officer	56 East Bell Drive Warsaw, IN 46582

Glen A. Kashuba	Senior Vice President and President – EBI, LLC	56 East Bell Drive Warsaw, IN 46582

Margaret Anderson	Senior vice President and President – Biomet 3i, LLC	56 East Bell Drive Warsaw, IN 46582

Renaat Vermeulen	Senior Vice President and President – Biomet Europe BV	Toermalijnring 600 3361 LC Dordrecht The Netherlands

Jon C. Serbousek	Senior Vice President and Group President – Biomet Orthopedics, LLC	56 East Bell Drive Warsaw, IN 46582

Bradley J. Tandy	Senior Vice President, General Counsel & Secretary	56 East Bell Drive Warsaw, IN 46582

Daniel P. Hann	Senior Vice President – Business Development	56 East Bell Drive Warsaw, IN 46582

Robert E. Durgin	Senior Vice President – Global Quality/Clinical/Regulatory	56 East Bell Drive Warsaw, IN 46582

Margaret Taylor	Senior Vice President – Human Resources	56 East Bell Drive Warsaw, IN 46582

Robin Barney	Senior Vice President – Worldwide Operations	56 East Bell Drive Warsaw, IN 46582

Sujata Dayal	Corporate Vice President – Corporate Compliance Officer	56 East Bell Drive Warsaw, IN 46582

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

LVB ACQUISITION, INC.

The following summary financial information has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended May 31, 2011 and the quarter ended February 29, 2012 that are incorporated by reference in this document.

CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in millions)	(Unaudited) For the Year Ended May 31, 2011
Net sales	$2,732.2
Cost of sales	838.7

Gross profit	1,893.5
Selling, general and administrative expense	1,041.7
Research and development expense	119.4
Amortization	367.9
Goodwill and intangible assets impairment charge	941.4

Operating income (loss)	(576.9)
Interest expense	498.9
Other (income) expense	(11.2)

Other expense, net	487.7

Loss before income taxes	(1,064.6)
Benefit from income taxes	(214.8)

Net loss	$(849.8)

	(Unaudited)
(in millions)	Three Months Ended February 29, 2012	Nine Months Ended February 29, 2012
Net sales	$708.9	$2,098.6
Cost of sales	219.7	669.9

Gross profit	489.2	1,428.7
Selling, general and administrative expense	268.4	800.9
Research and development expense	30.1	93.2
Amortization	82.6	250.0

Operating income	108.1	284.6
Interest expense	117.2	363.4
Other (income) expense	(2.8)	9.3

Other expense, net	114.4	372.7

Loss before income taxes	(6.3)	(88.1)
Provision (benefit) from income taxes	10.2	(18.4)

Net loss	$(16.5)	$(69.7)

CONSOLIDATED BALANCE SHEET INFORMATION

(in millions)	(Unaudited) May 31, 2011
Assets
Current assets:
Cash and cash equivalents	$327.8
Accounts receivable, less allowance for doubtful receivables of $38.2	480.1
Investments	41.4
Income tax receivable	5.4
Inventories, net	582.5
Deferred income taxes	71.5
Prepaid expenses and other	109.7

Total current assets	1,618.4
Property, plant and equipment, net	638.4
Investments	33.1
Intangible assets, net	4,534.4
Goodwill	4,470.1
Other assets	62.6

Total assets	$11,357.0

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion long-term debt	$37.4
Accounts payable	91.1
Accrued interest	64.1
Accrued wages and commissions	105.0
Other accrued expenses	241.8

Total current liabilities	539.4
Long-term liabilities:
Long-term debt, net of current portion	5,982.9
Deferred income taxes	1,487.6
Other long-term liabilities	172.0

Total liabilities	8,181.9
Commitments and contingencies	—
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,531,316 shares issued and outstanding	5.5

Additional paid in capital	5,608.6
Accumulated deficit	(2,610.8)
Accumulated other comprehensive income (loss)	171.8

Total shareholder’s equity	3,175.1

Total liabilities and shareholders’ equity	$11,357.0

(in millions)	(Unaudited) February 29, 2012
Assets
Current assets:
Cash and cash equivalents	$496.0
Accounts receivable, less allowance for doubtful receivables of $38.5	507.4
Investments	3.8
Income tax receivable	3.1
Inventories, net	555.8
Deferred income taxes	72.3
Prepaid expenses and other	111.4

Total current assets	1,749.8
Property, plant and equipment, net	598.9
Investments	14.3
Intangible assets, net	4,275.0
Goodwill	4,445.4
Other assets	55.2

Total assets	$11,138.6

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$36.6
Accounts payable	85.2
Accrued interest	125.8
Accrued wages and commissions	98.1
Other accrued expenses	221.1

Total current liabilities	566.8
Long-term liabilities:
Long-term debt, net of current portion	5,883.5
Deferred income taxes	1,370.4
Other long-term liabilities	206.8

Total liabilities	8,027.5
Commitments and contingencies	—
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,331,876 shares issued and outstanding	5.5
Contributed and additional paid-in capital	5,619.6
Accumulated deficit	(2,680.5)
Accumulated other comprehensive income	166.5

Total shareholders’ equity	3,111.1

Total liabilities and shareholders’ equity	$11,138.6